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                                                                  Exhibit 99.1



FOR IMMEDIATE RELEASE:  May 19, 2004

CONTACT:  Don Smith
          724-352-7520

                   SYLVAN INC. ANNOUNCES FIRST QUARTER RESULTS

Saxonburg, PA - May 19, 2004: Sylvan Inc. (Nasdaq: SYLN) today reported net income of $843,000, or $.16 per share, for the quarter ended April 4, 2004, as compared with $833,000, or $.16 per share, for the first quarter of 2003. Consolidated operating income for the 2004 quarter decreased 3%, when compared with the corresponding 2003 quarter, reflecting a 5% increase in operating income from the Spawn Products Segment, a 3% decrease in operating income from the Fresh Mushrooms Segment and a 10% increase in unallocated corporate expenses.

SEGMENT INFORMATION
(In thousands)

                                  Spawn Products Segment                      Fresh Mushrooms Segment
                            2004          2003         % Change           2004          2003        % Change
                            ----          ----         --------           ----          ----        --------
Net Sales                 $17,086       $15,452          +  11           $7,849        $7,258         + 8
Operating Income            2,340         2,237          +   5              828           853         - 3

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 11%, primarily due to a weaker U.S. dollar, which had the effect of increasing net sales on a quarter-over-quarter comparison by $2.4 million. Spawn product sales volume increased 3.9%, with a 6.3% increase in the Americas and a 1.1% decrease in overseas markets. Most of the volume increase in the Americas resulted from an additional week of sales included in the first quarter of 2004. Sylvan's U.S. companies report results on a 52-53 week fiscal-year basis. The 2004 first quarter results, for Sylvan's U.S. companies, are for the fourteen weeks ended April 4, 2004, while the corresponding 2003 quarter was a thirteen-week period. Sales of disease-control agents and nutritional supplements decreased 4.8%, after adjusting for the weaker U.S. dollar, and accounted for 14% of Sylvan's consolidated net sales for the first quarter of 2004, as compared with 15% for the first quarter of 2003.

The overseas U.S. dollar-equivalent selling price was 15.3% higher during the first quarter of 2004, as compared with the corresponding quarter of 2003, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 1.1% and the selling price in the Americas increased 1.9%.

Operating expenses increased 11.6% when compared with the first quarter of 2003. The effect of a weaker U.S. dollar increased operating expenses on a quarter-over-quarter comparison by $2.2 million. Within operating expenses, cost of sales was 54.9% of net sales, as compared with 56.3% for the corresponding 2003 quarter. The increase in spawn product sales volumes contributed to the improved cost of sales percentage, spreading costs that are primarily fixed in nature over more units. Selling, administration, research and development expenses were $3.8 million for the April 4, 2004 quarter and $3.0 million for the March 30, 2003 quarter. Approximately one-half of this increase is attributable to the weaker U.S. dollar. The segment also recorded higher professional fees, related to the acquisition of intangible assets, bad debt expense and warranty costs during the first quarter of 2004, when compared with the first quarter of 2003.


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Operating income, as a percentage of net sales, was 13.7% for the first quarter of 2004, as compared with 14.5% for the corresponding 2003 quarter. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $225,000.

The company's bioproducts division recorded net sales of $277,000 for the first quarter of 2004, as compared with $349,000 for the first quarter of 2003. The company experienced sales growth in its Red Yeast Rice product, but recorded no sales of its Agaricus mushroom product during the first quarter of 2004, due to relatively high inventory levels held by the Japanese customer who purchases this product. The operating loss in the bioproducts division for the first quarter of 2004 was $64,000, as compared with an operating income of $11,000 for the first quarter of 2003.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased to $7.8 million during the first quarter, as compared with $7.3 million for the corresponding quarter of 2003. The number of pounds sold increased 3.2% and the average selling price per pound increased 7.0%. The Fresh Mushrooms Segment reports results on a 52-53 week fiscal-year basis. The 2004 first quarter results are for the fourteen weeks ended April 4, 2004, while the corresponding 2003 quarter was a thirteen-week period.

The Fresh Mushrooms Segment's cost of sales was $5.7 million, or 72.9% of net sales, for the quarter ended April 4, 2004, as compared with $5.1 million, or 70.2%, for the 2003 first quarter. Lower yields per square foot and higher employee benefit costs contributed to the increase in the cost of sales percentage.

Quincy sold $1.0 million of ready-to-grow mushroom compost to its satellite farms and purchased $1.9 million of high-quality mushrooms from the satellites for immediate resale to its third-party wholesaler during the first quarter of 2004. By comparison, Quincy sold $0.8 million of ready-to-grow mushroom compost to its satellite farms and purchased $1.3 million of high-quality mushrooms in the first quarter of 2003.

The segment's operating income for the quarter was $828,000, or 10.6% of net sales, as compared with $853,000 and 11.8% for the first quarter of 2003. Operating income, when measured on a weekly basis, decreased 9.9% to $59,000.

PROPOSED MERGER

As announced on November 16, 2003, Sylvan entered into a definitive agreement with Snyder Associated Companies, Inc. of Kittanning, Pennsylvania, which will result in a merger between Sylvan and a Snyder affiliate. The Sylvan board of directors, upon the unanimous recommendation of its special committee of independent directors, approved the merger and the agreement. The merger is subject to certain conditions, including the approval by a majority of the shareholders of Sylvan. Sylvan has scheduled a special meeting of its shareholders for that purpose on June 9, 2004. If approved by Sylvan's shareholders at the meeting, the merger transaction is expected to be completed shortly thereafter. Upon completion of the merger, Sylvan will be obligated to pay approximately $1.6 million in professional fees. Sylvan currently anticipates completing the merger by the merger termination deadline of June 15, 2004.

ABOUT SYLVAN

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.

CONFERENCE CALL

Sylvan will not conduct a conference call to discuss results for the first quarter of 2004.

                                    - more -

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SYLVAN RESULTS                                                   May 19, 2004
--------------                                                   ------------

                          SYLVAN INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands except share data)

                                                       Three Months Ended
                                            April 4, 2004            Mar. 30, 2003
                                            -------------            -------------
                                             (Unaudited)              (Unaudited)
Net sales                                    $   24,582               $   22,382

Operating costs and expenses:
  Cost of sales                                  15,111                   13,791
  Selling, administration,
    research and development                      6,180                    5,302
  Depreciation                                    1,614                    1,557
                                             ----------               ----------
                                                 22,905                   20,650
                                             ----------               ----------

Operating income                                  1,677                    1,732

Interest expense                                    351                      422

Other income                                        152                        4
                                             ----------               ----------

Income before income taxes                        1,478                    1,314

Income tax expense                                  517                      434

Minority interest                                   118                       47
                                             ----------               ----------

Net income                                   $      843               $      833
                                             ==========               ==========

Diluted earnings per share                   $     0.16               $     0.16
                                             ==========               ==========

Equivalent diluted shares                     5,208,082                5,144,419
                                             ==========               ==========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

Assets                        April 4, 2004    Dec. 28, 2003       Liabilities and Equity         April 4, 2004     Dec. 28, 2003
------                        -------------    -------------       ----------------------         -------------     -------------
                               (Unaudited)                                                         (Unaudited)

Cash and equivalents           $   4,508        $   5,849          Short-term debt                   $     76         $     110
Accounts receivable, net          14,912           15,901          Accounts payable                     4,307             5,739
Inventories                       13,142           12,514          Other current liabilities            4,111             4,812
Other current assets               3,666            3,336                                            --------         ---------
                               ---------        ---------          Total current liabilities         $  8,494         $  10,661
Total current assets           $  36,228        $  37,600

                                                                   Long-term debt                      33,659            33,548
                                                                   Other long-term liabilities         10,489            10,438
Fixed assets, net                 59,737           61,134          Minority interest                    2,312             2,195
Other assets                      16,764           15,131          Shareholders' equity                57,775            57,023
                               ---------        ---------                                           ---------         ---------

Total assets                   $ 112,729        $ 113,865          Total liabilities and equity     $ 112,729         $ 113,865
                               =========        =========                                           =========         =========



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